Exhibit 99.1

Avigen Reports Results for the Three Months Ended March 31, 2004
Friday April 30, 8:31 am ET

ALAMEDA, Calif., Apr. 30 /PRNewswire-FirstCall/ — Avigen, Inc. (Nasdaq: AVGN) today reported financial results for the three months ended March 31, 2004.  At March 31, 2004, Avigen had approximately $94 million in cash, cash equivalents, available-for-sale securities and restricted investments.  This compares with approximately $99 million at December 31, 2003.

Financials Results

For the three months ended March 31, 2004, Avigen reported a net loss of $7.3 million, or $0.36 per share, compared with a net loss for the same period in 2003 of $6.0 million, or $0.30 per share.

Avigen reported revenue of $150,000 for the three months ended March 31, 2004, due primarily to the recognition of $125,000 in revenue from the $2.5 million payment received from Bayer in the first quarter of 2003, which is being recognized ratably over five years.  The remaining $25,000 of revenue is due to license fees and royalty payments.  Revenue for the same period in 2003 was $30,000 from license fees and royalty payments.

Total operating expenses for the three months ended March 31, 2004 were $7.9 million, compared to $7.0 million for the same period in 2003.  The increase primarily occurred in general and administrative expenses and reflects the accrual of severance benefits granted to Avigen’s former CEO, at the time of his resignation in March 2004.  Net interest income was $495,000 and $959,000 for the three months ended March 31, 2004 and 2003, respectively.  The decrease in net interest income reflects lower average balances of interest-bearing investments and a general decline in prevailing market interest rates between the two periods.

About Avigen

Avigen, Inc., based in the San Francisco Bay Area, focuses on the development of DNA-based and other drug therapies for serious chronic conditions.  Patients or physicians who would like more information should contact Avigen’s Clinical Development Department at clinicaltrials@avigen.com or call 1-877-4-AVIGEN (877-428-4436). Additional information on Avigen’s proprietary gene delivery products can be found at www.avigen.com.

AVIGEN, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF OPERATIONS

(In thousands, except shares and per share information)	Three months ended

	March 31, 2004	March 31, 2003

	(unaudited)
Revenue	$150	$30
Operating expenses
Research and development	5,228	5,152
General and administrative	2,698	1,814

Total operating expenses	7,926	6,966
Loss from operations	(7,776)	(6,936)
Net interest income and other expense	495	959

Net loss	$(7,281)	$(5,977)

Basic and diluted net loss per common share	$(0.36)	$(0.30)

Shares used in basic and diluted net loss per common share calculation	20,324,618	20,121,267

CONDENSED BALANCE SHEETS

	March 31, 2004	December 31, 2003

(In thousands)	(unaudited)	(1)
Cash, cash equivalents and available-for-sale securities	$81,689	$86,950
Accrued interest and other current assets	1,172	1,218

Total current assets	82,861	88,168
Restricted investments	11,928	11,928
Property and equipment, net	15,004	15,641
Deposits and other assets	804	858

Total assets	$110,597	$116,595

Current liabilities and deferred revenue	2,646	2,117
Long-term obligations	8,998	8,967
Deferred revenue - non-current	1,500	1,625
Stockholders’ equity	97,453	103,886

Total liabilities and stockholders’ equity	$110,597	$116,595

(1) Derived from audited financial statements.